Exhibit 99.1

FOR RELEASE TUESDAY, APRIL 23, 2019

Investor Contact:	Press Contact:

Kenneth Levy Iridium Communications Inc. +1 (703) 287-7570 ken.levy@iridium.com	Jordan Hassin Iridium Communications Inc. +1 (703) 287-7421 jordan.hassin@iridium.com

IRIDIUM ANNOUNCES FIRST-QUARTER 2019 RESULTS;

COMPANY AFFIRMS 2019 OUTLOOK

MCLEAN, Va. – April 23, 2019 – Iridium Communications Inc. (Nasdaq:IRDM) (“Iridium”) today reported financial results for the first quarter of 2019 and affirmed its full-year 2019 outlook. Net loss was $18.0 million, or $0.18 per diluted share, for the first quarter of 2019, as compared to net income of $11.5 million, or $0.07 per diluted share, for the first quarter of 2018. This decrease in net income was primarily the result of a $34.5 million increase in depreciation and amortization expense compared to the year-ago period. Operational EBITDA (“OEBITDA”)(1) for the first quarter was $78.0 million, as compared to $68.5 million for the prior-year period, representing a year-over-year increase of 14.0% and an OEBITDA margin(1) of 58%. OEBITDA primarily benefitted from the recognition of revenue from hosted payload and other data services, telephony pricing actions and growth in the Company’s IoT data business.

Iridium reported first-quarter total revenue of $133.7 million, which consisted of $107.0 million of service revenue and $26.7 million of revenue related to equipment sales and engineering and support projects. Total revenue increased 12% from the comparable period of 2018, while service revenue grew 19% from the year-ago period. Service revenue, which represents primarily recurring revenue from Iridium’s growing subscriber base, was 80% of total revenue for the first quarter of 2019.

The Company ended the quarter with 1,151,000 total billable subscribers, which compares to 996,000 for the year-ago period and is up from 1,121,000 for the quarter ended December 31, 2018. Total billable subscribers grew 16% year-over-year, driven by growth in commercial and government IoT customers.

“Iridium enjoyed solid revenue and subscriber growth to start 2019, driven predominantly by strength in commercial services. New contributions from hosted payloads and continued momentum in commercial IoT are expected to be a tailwind to our business and support OEBITDA growth for the remainder of the year,” said Matt Desch, CEO, Iridium.

The Company’s negotiations continue with the Department of Defense (“DoD”) to renew its Enhanced Mobile Satellite Services (“EMSS”) contract with the U.S. government. On April 19, 2019, the Company entered into a short-term contract extension with the DoD to provide additional time to finalize the terms of a new EMSS contract. Under the terms of this extension, the DoD will pay Iridium $8.3 million for a one-month period, during which the Company expects to conclude an agreement. Iridium continues to expect a five-year contract with annual revenue greater than the final year of the current EMSS contract.

As announced yesterday, Iridium was awarded a $54 million contract for Gateway Maintenance and Support Services (“GMSS”) by the DoD. The multi-year contract provides ongoing technical and maintenance support for the dedicated U.S. government ground infrastructure that connect to the Iridium network.

Commenting on Iridium Certus® and Aireon LLC, Desch said, “Iridium Certus is positioned to be a best-in-class solution for L-band broadband users around the world. Demand for our new broadband service has continued to ramp since its formal launch in January, and activations are meeting our expectations.” Desch added, “Our Aireon joint venture also launched its live air traffic surveillance and tracking service earlier this month. For the first time in history, aircraft can be surveilled anywhere on the planet. Aireon’s real-time air traffic information will extend the reach of traditional terrestrial-based systems and radically optimize flight safety and efficiency. We are proud of this accomplishment and delighted to maintain a meaningful equity interest in this transformative company.”

Iridium Business Highlights

Service – Commercial

Commercial service remained the largest part of Iridium’s business, representing 64% of the Company’s total revenue during the first quarter. The Company’s commercial customer base is diverse and includes markets such as maritime, aviation, oil and gas, mining, recreation, forestry, construction, transportation and emergency services. These customers rely on Iridium’s products and services as critical to their daily operations and integral to their communications and business infrastructure.

•	Commercial service revenue was $85.0 million, up 25% from last year’s comparable period due to revenue from hosted payload and other data services, telephony pricing action and increased IoT revenues.

•

Commercial voice and data subscribers rose 1% from the year-ago period to 358,000 customers. Commercial voice and data average revenue per user (“ARPU”) was $45 during the first quarter, compared to $41 in last year’s comparable period, as a result of the rollout of new pricing plans in 2018. Commercial IoT data subscribers grew 26% from the year-ago period to 678,000 customers, driven by continued strength in consumer personal communications and tracking devices. Commercial IoT data ARPU was down 10% to $11.32 in the first quarter.

•

Iridium’s commercial business ended the quarter with 1,036,000 billable subscribers, which compares to 892,000 for the year-ago period and is up from 1,008,000 for the quarter ended December 31, 2018. IoT data subscribers represented 65% of billable commercial subscribers at the end of the quarter, an increase from 60% at the end of the prior-year period.

•	Hosted payload and other data service revenue increased $9.6 million, or 228%, from the prior-year period primarily due to increased hosting and data services.

Service – Government

Iridium’s voice and data solutions improve situational awareness for military personnel and track critical assets in tough environments around the globe, providing a unique value proposition that is not easily duplicated.

•	Government service revenue was $22.0 million, consistent with the prior-year period, under the Company’s fixed fee EMSS contract with the U.S. government.

•

Iridium’s government business ended the quarter with 115,000 subscribers, which compares to 104,000 for the year-ago period and is up from 113,000 for the quarter ended December 31, 2018. Government voice and data subscribers remained unchanged from the year-ago period at 53,000 as of March 31, 2019. IoT data subscribers increased 22% year-over-year and represented 54% of government subscribers, an increase from 49% at the end of the prior-year period.

Equipment

•	Equipment revenue was $21.0 million during the first quarter, down 19% from the prior-year period.

•	The Company continues to forecast lower equipment sales in 2019.

Engineering & Support

•	Engineering and support revenue was $5.7 million during the first quarter, compared to $3.6 million in the prior year’s quarter, primarily due to the episodic nature of government-sponsored projects.

Capital expenditures were $34.6 million for the first quarter and primarily related to spending for the Company’s recently completed, next-generation satellite program. The Company ended the first quarter with credit facility gross debt of $1.7 billion and a cash and cash equivalents balance of $275.7 million. Net debt was $1.6 billion, calculated as $1.7 billion of credit facility gross debt and $360.0 million of unsecured notes, less $275.7 million of cash and cash equivalents, as well as $193.0 million in restricted cash.

2019 Outlook

The Company affirmed its full-year 2019 outlook for total service revenue growth, OEBITDA, cash taxes, and net leverage. The Company continues to expect:

•	Total service revenue of approximately $440 million for the full-year 2019.

•	OEBITDA of between $325 and $335 million in 2019. OEBITDA for 2018 was $302.0 million.

•	Negligible cash taxes in 2019. Cash taxes are expected to be negligible through approximately 2023.

•	Net leverage of approximately 4.5x OEBITDA at the end of 2019.

Non-GAAP Financial Measures & Definitions

In addition to disclosing financial results that are determined in accordance with U.S. GAAP, the Company provides Operational EBITDA and Operational EBITDA margin, which are non-GAAP financial measures, as supplemental measures to help investors evaluate the Company’s fundamental operational performance. Operational EBITDA represents earnings before interest, income taxes, depreciation and amortization, loss from investment in Aireon, and share-based compensation expenses. U.S. GAAP requires that certain of the expenses associated with the approximately $3 billion construction cost of Iridium NEXT (the “Construction Costs”) be expensed. These certain Construction Costs, which beginning in 2018 principally consisted of in-orbit insurance, will continue to be excluded from the calculation of Operational EBITDA through the first quarter of 2020. The Company also presents Operational EBITDA expressed as a percentage of GAAP revenue, or Operational EBITDA margin. Operational EBITDA, along with its related measure, Operational EBITDA margin, does not represent, and should not be considered, an alternative to U.S. GAAP measurements such as net income or loss, and the Company’s calculations thereof may not be comparable to similarly titled measures reported by other companies. By eliminating interest, income taxes, depreciation and amortization, loss from investment in Aireon, and share-based compensation expenses, the Company believes the result is a useful measure across time in evaluating its fundamental core operating performance. Management also uses Operational EBITDA to manage the business, including in preparing its annual operating budget, debt covenant compliance, financial projections and compensation plans. The Company believes that Operational EBITDA is also useful to investors because similar measures are frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. However, there is no standardized measurement of Operational EBITDA, and Operational EBITDA as the Company presents it may not be comparable with similarly titled non-GAAP financial measures used by other companies. As indicated, Operational EBITDA does not include interest expense on borrowed money, the payment of income taxes, amortization of the Company’s definite-lived intangible assets, or depreciation expense on the Company’s capital assets, which are necessary elements of the Company’s operations. It also excludes the loss from investment in Aireon. Since Operational EBITDA does not account for these and other expenses, its utility as a measure of the Company’s operating performance has material limitations. Due to these limitations, the Company’s management does not view Operational EBITDA in isolation, but also uses other measurements, such as net income, revenues and operating profit, to measure operating performance. Please refer to the schedule below for a reconciliation of consolidated GAAP net income to Operational EBITDA and Iridium’s Investor Relations webpage at www.iridium.com for a discussion and reconciliation of this and other non-GAAP financial measures. We do not provide a forward-looking reconciliation of expected full-year 2019 Operational EBITDA guidance as the amount and significance of special items required to develop meaningful comparable GAAP financial measures cannot be estimated at this time without unreasonable efforts.

	Iridium Communications Inc. Supplemental Reconciliation of GAAP Net Income (Loss) to Operational EBITDA (In thousands)
	Three Months Ended March 31,
	2019	2018
GAAP net income (loss)	$(18,024)	$11,472
Interest expense, net	25,804	4,165
Income tax benefit (expense)	(9,739)	3,839
Depreciation and amortization	72,914	38,465
Iridium NEXT expenses, net	3,772	6,576
Share-based compensation	3,303	3,958

Operational EBITDA	$78,030	$68,475

Conference Call Information

As previously announced, the Company will host a conference call to discuss its results at 8:30 a.m. Eastern Time on Tuesday, April 23, 2019. Callers should dial 1-412-902-6740 to access the call. The conference call will also be simultaneously webcast on Iridium’s Investor Relations webpage at www.iridium.com. An archive of the webcast will be available following the live conference call.

About Iridium Communications Inc.

Iridium® is the only mobile voice and data satellite communications network that spans the entire globe. Iridium enables connections between people, organizations and assets to and from anywhere, in real time. Together with its ecosystem of partner companies, Iridium delivers an innovative and rich portfolio of reliable solutions for markets that require truly global communications. The company has recently completed its next-generation satellite network and launched its new specialty broadband service, Iridium Certus. Iridium Communications Inc. is headquartered in McLean, Va., U.S.A., and its common stock trades on the Nasdaq Global Select Market under the ticker symbol IRDM. For more information about Iridium products, services and partner solutions, visit www.iridium.com.

Forward-Looking Statements

Statements in this press release that are not purely historical facts may constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding Iridium’s expectations with respect to total service revenue growth, OEBITDA, cash taxes, and leverage for 2019; cash taxes over the longer-term; anticipated equipment revenue, and prospects for a new EMSS contract with the U.S. government. Forward-looking statements can be identified by the words “anticipates,” “may,” “can,” “believes,” “expects,” “projects,” “intends,” “likely,” “will,” “to be” and other expressions that are predictions or indicate future events, trends or prospects. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Iridium to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, uncertainties regarding customer demand for Iridium’s products and services, including demand from the U.S. government; Iridium’s ability to maintain the health, capacity and content of its satellite constellation, and the development of and market for Iridium’s products and services, as well as general industry and economic conditions, and competitive, legal, governmental and technological factors. Other factors that could cause actual results to differ materially from those indicated by the forward-looking statements include those factors listed under the caption “Risk Factors” in the Company’s Form 10-K for the year ended December 31, 2018, filed with the Securities and Exchange Commission (“SEC”) on February 28, 2019, as well as other filings Iridium makes with the SEC from time to time. There is no assurance that Iridium’s expectations will be realized. If one or more of these risks or uncertainties materialize, or if Iridium’s underlying assumptions prove incorrect, actual results may vary materially from those expected, estimated or projected. Iridium’s forward-looking statements are based on information available to it as of the date of this press release and speak only as of the date of this press release, and Iridium undertakes no obligation to update forward-looking statements. ###

Iridium Communications Inc.

Condensed Consolidated Statements of Operations

(In thousands)

	Three Months Ended March 31,
	2019	2018
Revenue:
Service revenue
Commercial	$84,951	$67,742
Government	22,000	22,000

Total service revenue	106,951	89,742
Subscriber equipment	21,008	25,782
Engineering and support service	5,726	3,624

Total revenue	133,685	119,148
Operating expenses:
Cost of services (exclusive of depreciation and amortization)	22,521	18,952
Cost of subscriber equipment sales	12,431	15,214
Research and development	3,611	4,583
Selling, general and administrative	23,841	22,495
Depreciation and amortization	72,914	38,465

Total operating expenses	135,318	99,709

Operating income (loss)	(1,633)	19,439

Other expense, net:
Interest expense, net	(25,804)	(4,165)
Other income (expense), net	(326)	37

Total other expense, net	(26,130)	(4,128)

Income (loss) before income taxes	(27,763)	15,311
Income tax benefit (expense)	9,739	(3,839)

Net income (loss)	(18,024)	11,472
Series A preferred stock dividends, declared and paid excluding cumulative dividends	—	1,750
Series B preferred stock dividends, declared and paid excluding cumulative dividends	—	2,109
Series B preferred stock dividends, undeclared	2,097	—

Net income (loss) attributable to common stockholders	$(20,121)	$7,613

Operational EBITDA	$78,030	$68,475

Iridium Communications Inc.

Summary Revenue and OEBITDA Highlights

(In thousands)

	Three Months Ended March 31,
	2019	2018	% Change
Revenue
Service revenue(1)
Commercial
Voice and data and IoT data service
Voice and data	$48,595	$43,730	11%
IoT data(2)	22,491	19,783	14%
Hosted payload and other data service (3)	13,865	4,229	228%

Total commercial data service	84,951	67,742	25%
Government service revenue(4)	22,000	22,000	0%

Total service revenue	106,951	89,742	19%
Subscriber equipment	21,008	25,782	-19%
Engineering and support(5)
Commercial	225	81	178%
Government	5,501	3,543	55%

Total engineering and support	5,726	3,624	58%

Total revenue	$133,685	$119,148	12%

Operational EBITDA
Operational EBITDA	$78,030	$68,475	14%
Other
Capital expenditures (6)	$34,643	$82,961
Net debt (7)	$1,576,184	$1,520,086
Cash, cash equivalents, and marketable securities	$275,659	$450,732
Credit facility	$1,684,869	$1,800,000
Deferred financing costs	(74,284)	(100,451)

Credit facility, net	$1,610,585	$1,699,549

(1)	Service revenue consists of primarily subscription-based services which often generate a long-term recurring revenue stream from subscribers.
(2)

IoT data service provides a two-way short burst data transmission between Iridium Communications Inc.’s network and a telemetry unit, which may be located, for example, on a container in transit or a buoy monitoring oceanographic conditions.

(3)

Hosted payload and other services consist primarily of services that do not have traditional billable subscribers. Hosted payload services consist of hosting and data services to our payload customers, Aireon and Harris. Other services include primarily Iridium Communications Inc.’s one-way satellite timing, location, and authentication services (STL) which provides position, navigation and timing technology.

(4)	Government service revenue consists of voice and IoT data subscription-based services provided to agencies of the U.S. government through prime contracts or subcontracts.
(5)

Engineering and support includes maintenance services to the U.S. government’s dedicated gateway in Hawaii and engineering services to assist customers in developing new technologies for use on Iridium Communications Inc.’s satellite system.

(6)	Capital expenditures based on cash spent in the respective period.
(7)

Net debt is calculated by taking the sum of the gross credit facility and gross high yield notes, less cash and cash equivalents, marketable securities, and the debt service reserve for the credit facility.

Iridium Communications Inc.

Subscriber Highlights

(In thousands, except ARPU)

	As of March 31,
	2019	2018	% Change
Billable Subscribers (1) (2)
Commercial
Voice and data and IoT data service
Voice and data	358	354	1%
IoT data	678	538	26%

Total commercial voice and data and IoT data service	1,036	892	16%
Government
Voice and data and IoT data service
Voice and data	53	53	0%
IoT data	62	51	22%

Total government voice and data and IoT data service	115	104	11%

Total billable subscribers	1,151	996	16%

	Three Months Ended March 31,
	2019	2018	% Change
Net Billable Subscriber Additions From Prior Quarter
Commercial
Voice and data and IoT data service
Voice and data	(3)	(5)	40%
IoT data	31	28	11%

Total commercial voice and data and IoT data service	28	23	22%
Government
Voice and data and IoT data service
Voice and data	(1)	1	-200%
IoT data	3	3	0%

Total government voice and data and IoT data service	2	4	-50%

Total net billable subscriber additions	30	27	11%

	Three Months Ended March 31,
	2019	2018	% Change
ARPU (2) (3)
Commercial
Voice and data	45	41	10%
IoT data	11.32	12.59	-10%

(1)	Subscribers as of the end of the respective period.
(2)	Billable subscriber and ARPU data is not applicable for Hosted payload and other data service revenue items and is excluded from presentation above.
(3)

Average monthly revenue per unit, or ARPU, is calculated by dividing revenue in the respective period by the average of the number of billable subscribers at the beginning of the period and the number of billable subscribers at the end of the period and then dividing the result by the number of months in the period.